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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Financial, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of Genworth Financial, Inc. of our reports dated February 6, 2004, except for note 1 which is as of May 24, 2004, with respect to the combined statements of financial position of Genworth Financial, Inc. as of December 31, 2003 and 2002 and the related combined statements of earnings, stockholder's interest, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related schedule of Genworth Financial, Inc., and our report dated February 6, 2004 on the statement of financial position of Genworth Financial, Inc. as of December 31, 2003, which reports appear in the Registration Statement on Form S-1 (no. 333-112009) of Genworth Financial, Inc., first filed January 20, 2004, as amended and to the references to our firm under the headings "Selected Historical and Pro Forma Financial Information" and "Experts" in the prospectus. Our reports on the combined financial statements and the related schedule of Genworth Financial, Inc. refer to a change in accounting for variable interest entities in 2003, goodwill, and other intangible assets in 2002, and derivative instruments and hedging activities in 2001.

/s/ KPMG LLP
Richmond, Virginia May 24, 2004

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Consent of Independent Registered Public Accounting Firm